Exhibit 10.1

Euro VI (BC) S. à r. l.

Euro V (BC) S. à r. l.

AAA Co-Invest VI (EHS-BC) S. à r.l.

March 3, 2009

Hexion Specialty Chemicals, Inc.

180 East Broad Street

Columbus, Ohio 43215

Hexion LLC

180 East Broad Street

Columbus, Ohio 43215

Ladies and Gentlemen:

This letter sets forth the several commitments of the entities that are the signatories hereto (the “Apollo Investors”), subject to the terms and conditions contained herein, to provide $200 million of financing to Hexion LLC and/or HSCI (each as defined below) pursuant to the purchase of Hexion Shares and Warrants (as defined below) to be issued by Hexion LLC, a Delaware limited liability company (“Hexion LLC”) and/or pursuant to one or more Liquidity Facilities (as defined below) to Hexion LLC and/or HSCI, in connection with the Settlement and Release Agreement, dated December 14, 2008 (the “Settlement Agreement”) entered into with respect to the termination of that certain Agreement and Plan of Merger, dated as of July 12, 2007 (the “Merger Agreement”), among Hexion Specialty Chemicals, Inc., a wholly owned subsidiary of Hexion LLC (“HSCI”), Nimbus Merger Sub Inc., a wholly-owned subsidiary of HSCI, and Huntsman Corporation (“Huntsman”). This letter shall be deemed effective as of December 29, 2008 (the “Effective Date”).

1. Commitment; Consideration. Each Apollo Investor hereby severally commits, subject to the terms and conditions set forth herein, that it shall, or shall cause one or more affiliates to, purchase the preferred units of Hexion LLC (the “Hexion Shares”) and warrants to acquire common units of Hexion LLC (the “Warrants”), in each case at the times and as otherwise provided in the attached Exhibit A (the “Commitment”). Each Apollo Investor hereby severally confirms that the funds necessary to fulfill the Commitment are currently available to it or are available from its affiliates, and no internal or other approval is required for such Apollo Investor to fulfill its obligations hereunder.

In addition, prior to the consummation of the full Commitment, each Apollo Investor hereby severally commits, subject to the terms and conditions set forth herein, that, it shall provide liquidity facilities to Hexion LLC (or directly to HSCI if so requested by Hexion LLC) on an interim basis (“Liquidity Facilities”, which shall include the Credit Agreement entered into on the date hereof (the “Credit Agreement”) and which will include other liquidity measures to be reasonably agreed among the parties, such as, for example, receivables purchase and sale arrangements). In no circumstances shall the Apollo Investors be obligated to have aggregate

Liquidity Facilities outstanding, together with the purchase price for any purchased Hexion Shares, in excess of $200 million (before giving effect to any increased price for the Hexion Shares from the base price set forth on Exhibit A). Each party hereto agrees that the intended purpose of this letter agreement, including the Commitment and the provision of Liquidity Facilities, is to satisfy the requirements of Section 3(f) of the Settlement Agreement and to assist HSCI in operating its business and to provide HSCI liquidity, and that any funds received by HSCI or Hexion LLC pursuant thereto are not to be used to make payments to any of the Apollo Investors (or any of their respective affiliates) other than (1) with respect to indebtedness of Hexion LLC or HSCI (or any of their subsidiaries) owned by any Apollo Investor (or any of their respective affiliates), (2) with respect to any Liquidity Facilities entered into pursuant to this letter agreement or (3) payments on or with respect to the Preferred Shares.

Exhibit B sets forth the Commitment of each Apollo Investor. Hexion LLC undertakes to use best efforts to implement any necessary amendments to its limited liability company agreement to permit the issuance of the Hexion Shares and Warrants (with which the Apollo Investors shall cooperate).

The consummation of the Commitment and purchase and sale of the Hexion Shares and Warrants will be pursuant to a customary purchase agreement, containing appropriate representations and warranties with respect to the due issuance of the Hexion Shares and Warrants, capitalization and related corporate matters (limited to due authorization, execution, delivery and other customary fundamental representations and warranties and in no event including representations and warranties with respect to projections, financial performance, operations or other matters) but, without limiting Paragraph 7 below, excluding any indemnity arrangements or other compensation to the Apollo Investors.

The Commitment set forth in this paragraph 1 shall be reduced to the extent that other current investors in Hexion LLC subscribe (to the extent applicable) for their pro rata portion (based on their current ownership of Hexion LLC) of the Hexion Shares and Warrants, or with respect to Liquidity Facilities, in which case such parties shall purchase such portion of the Commitment on the same terms as set forth herein.

Hexion LLC agrees that it shall promptly contribute to HSCI all proceeds from the sale of the Hexion Shares and Warrants, on an after-tax basis and net of any direct costs or expenses related thereto.

2. Conditions. Each Apollo Investor’s obligation to fund, or cause to be funded, its Commitment shall be subject to such Settlement Agreement continuing to be in full force and effect and neither Hexion nor Huntsman being in material breach of any obligations thereunder.

3. Parties in Interest; Third Party Beneficiaries. Nothing in this letter, express or implied, is intended to confer upon any person other than the Apollo Investors and their respective affiliates, HSCI and Hexion LLC any rights or remedies under or by reason of this letter or to confer upon any person any rights or remedies against any person other than the Apollo Investors under or by reason of this letter. Except for the Settlement Agreement, this letter constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral between or among HSCI, Hexion LLC, the Apollo Investors or any of their respective affiliates and any other person with respect of the subject matter hereof.

4. No Personal Liability. Notwithstanding anything that may be expressed or implied in this letter agreement, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, notwithstanding that some of the Apollo Investors are partnerships, no recourse hereunder or any documents or instruments delivered in connection herewith shall be had against any officer, agent or employee of any Apollo Investor or any director, officer, employee, partner, member, affiliate or assignee of any of the foregoing (including, in each case, Apollo Global Management, LLC (“AGM”) and its affiliates), whether by the enforcement of any assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by an officer, agent or employee of any Apollo Investor or any director, officer, employee, partner, member, affiliate or assignee of any of the foregoing (including, in each case, AGM and its affiliates), as such for any obligations of any Apollo Investor under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of, such obligations or their creation.

5. Assignment; Right to Payments. The obligations of each Apollo Investor under this agreement may be assigned, in whole or in part, by such Apollo Investor to one or more of its affiliates or other investors that agree to assume such Apollo Investor’s obligations hereunder, provided that such Apollo Investor shall remain obligated to perform its obligations hereunder to the extent not performed by such affiliate(s). The rights of each Apollo Investor under this Agreement may be assigned by such Apollo Investor to any one or more of its affiliates or such other investors that agree to assume a portion of such Apollo Investor’s obligations hereunder.

6. Acknowledgment. Reference is hereby made to Section 3(f) of the Settlement Agreement. The signatories hereto acknowledge and agree that this letter agreement is intended to and shall satisfy the obligations of the Apollo entities pursuant to such Section.

7. Fees and Expenses. Hexion LLC and HSCI hereby agree to reimburse the Apollo Investors for all fees, costs and expenses incurred in connection with providing and administering the financing contemplated herein, including, without limitation, the reasonable fees, costs and expenses of counsel.

8. Governing Law. This letter shall be governed by the laws of the State of New York applicable to contracts made and to be performed in such state. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York located in the Borough of Manhattan and the Federal courts of the United States of America located in the Southern District of the State of New York in respect of the negotiation, interpretation and enforcement of the provisions of this letter agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims brought by or against any of the parties hereto, the Apollo Investors or any of the Apollo Investors’ affiliates with respect to such action or proceeding shall be heard and determined in such State or Federal court. The parties hereto irrevocably and unconditionally waive any right to trial by jury, and agree not to request trial by jury.

9. Termination. This letter agreement and the Commitment of the Apollo Investors hereunder shall terminate only upon the written consent of all parties hereto. The parties hereto hereby acknowledge and agree that each of the commitment letters dated October 8, 2008 and October 26, 2008 have been terminated upon execution of this letter agreement by all the parties hereto.

10. Public Announcements; Amendment. The parties hereto will reasonably cooperate in connection with any public announcement regarding the transactions contemplated hereby. This letter agreement may not be amended without the consent of all the parties hereto.

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Sincerely,

EURO VI (BC) S. À R. L.

By:
Name:	Laurie D. Medley
Title:	Class A Manager

EURO V (BC) S. À R. L.

By:
Name:	Laurie D. Medley
Title:	Class A Manager

AAA CO-INVEST VI (EHS-BC) S.À R.L.

By:
Name:	Laurie D. Medley
Title:	Class A Manager

B-1

RECEIVED AND ACKNOWLEDGED

AS OF THE DATE FIRST WRITTEN ABOVE:

HEXION SPECIALTY CHEMICALS, INC.

By:
Name:	William H. Carter
Title:	Executive Vice President & C.F.O.

HEXION LLC

By:
Name:	William H. Carter
Title:	Executive Vice President